Exhibit 6.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS

BOTH NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR

CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENFIED BY THE MARK “[***]”.

HIRO SYSTEMS PBC

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

February 16, 2022

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
7.10	Severability	18
7.11	Aggregation of Stock	18
7.12	Counterparts	18
7.13	Telecopy Execution and Delivery	18
7.14	Jurisdiction; Venue	18
7.15	Further Assurances	18
7.16	Attorney’s Fees	18
7.17	Waiver of Potential Conflicts of Interest	18

-iii-

EXHIBITS

A	Schedule of Investors

B	Amended and Restated Certificate of Incorporation

C	Investor Rights Agreement

D	Voting Agreement

E	Right of First Refusal and Co-Sale Agreement

F	Schedule of Exceptions

G	Token Warrant

H	Compliance Certificate

I	Secretary’s Certificate

J	Opinion of Counsel to the Company

-iv-

HIRO SYSTEMS PBC

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

This Series B Preferred Stock Purchase Agreement (this “Agreement”) is dated as of February 16, 2022, and is by and among Hiro Systems PBC, a Delaware public benefit corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached hereto as Exhibit A (the “Schedule of Investors”).

SECTION 1

AUTHORIZATION, SALE AND ISSUANCE

1.1 Authorization. The Company will, prior to the Initial Closing (as defined below), authorize (a) the sale and issuance of up to 1,940,312 shares (the “Series B Shares”) of the Company’s Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred”), having the rights, privileges, preferences and restrictions set forth in the amended and restated certificate of incorporation of the Company, in substantially the form attached hereto as Exhibit B (the “Restated Certificate”) and (b) the reservation of shares of Company’s common stock (the “Common Stock”) for issuance upon conversion of the Series B Shares (the “Conversion Shares”).

1.2 Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, the number of Series B Shares set forth in the column designated “Number of Series B Shares” opposite such Investor’s name on the Schedule of Investors, at a cash purchase price of $20.61518 per share (the “Series B Purchase Price”). The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Series B Shares to each Investor is a separate sale and issuance.

1.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Series B Shares for product development, capital expenditures, working capital and other general corporate purposes.

SECTION 2

CLOSING DATES AND DELIVERY

2.1 Closing.

(a) The purchase, sale and issuance of the Series B Shares shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”). The initial Closing (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof or at such other date as the Company and Investors representing a majority of the Series B Shares to be sold in the Initial Closing shall agree.

(b) If less than all of the Series B Shares are sold and issued at the Initial Closing, then, subject to the terms and conditions of this Agreement, the Company may sell and issue at one or more subsequent closings (each, a “Subsequent Closing”), within ninety days after the Initial Closing, up to the balance of the unissued Series B Shares to such persons or entities as may be approved by the Company. Any such sale and issuance in a Subsequent Closing shall be on the same terms and conditions as those contained herein, and such persons or entities shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, this Agreement, the Investors’ Rights Agreement in substantially the form attached hereto as Exhibit C (the “Rights Agreement”), the Voting Agreement in substantially the form attached hereto as Exhibit D (the “Voting Agreement”), and the Right of First Refusal and Co-Sale Agreement in substantially the form attached hereto as Exhibit E (the “Right of First Refusal and Co-Sale Agreement), without the need for an amendment to any of the Agreements except to add such person’s or entity’s name to the appropriate exhibit to such Agreements, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing. Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion.

(c) Immediately after each Closing, the Schedule of Investors will be amended to list the Investors purchasing Series B Shares hereunder and the number of Series B Shares issued to each Investor hereunder at each such Closing. The Company will furnish to each Investor copies of the amendments to the Schedule of Investors referred to in the preceding sentence.

2.2 Delivery. At each Closing, the Company will deliver to each Investor in such Closing a certificate registered in such Investor’s name representing the number of Series B Shares that such Investor is purchasing in such Closing against payment of the purchase price therefor as set forth in the column designated “Purchase Price” opposite such Investor’s name on the Schedule of Investors, by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions, (c) cancellation of indebtedness or (d) any combination of the foregoing. If payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

A Schedule of Exceptions, attached hereto as Exhibit F (each, a “Schedule of Exceptions”), dated as of the Initial Closing, shall be delivered to the Investors in connection with each Closing. Except as set forth on the Schedule of Exceptions delivered to the Investor at the applicable Closing, the Company hereby represents and warrants to the Investors as follows:

3.1 Organization, Good Standing and Qualification. The Company is a public benefit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Agreements, to issue and sell the Series B Shares and the Conversion Shares and to perform its obligations pursuant to the Agreements and the Restated Certificate. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition (a “Material Adverse Effect”).

3.2 Subsidiaries. Except as listed on Schedule 3.2 of the Schedule of Exceptions, the Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

3.3 Capitalization.

(a) Immediately prior to the Initial Closing, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, of which 9,345,212 shares are issued and outstanding, and 6,498,810 shares of the Company’s Preferred Stock (the “Preferred Stock”), (i) 2,639,283 shares of which are designated as Series A-1 Preferred Stock and all of which are issued and outstanding, (ii) 440,365 shares of which are designated as Series A-2 Preferred Stock and all of which are issued and outstanding, (iii) 120,238 shares of which are designated as Series A-3 Preferred Stock and all of which are issued and outstanding, (iv) 1,162,059 shares of which are designated as Series A-4 Preferred Stock and all of which are issued and outstanding, (v) 94,332 shares of which are designated as Series A-5 Preferred Stock and all of which are issued and outstanding, (vi) 83,523 shares of which are designated as Series A-6 Preferred Stock and all of which are issued and outstanding, (vii) 19,146 shares of which are designated as Series A-7 Preferred Stock and all of which are issued and outstanding and (viii) 1,940,312 shares of which are designated Series B Preferred and none of which are issued and outstanding. The Common Stock and the Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

(b) The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

(c) The Company has reserved:

(i) the Series B Shares for issuance pursuant to this Agreement;

(ii) shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Series B Shares; and

(iii) 3,816,264 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its 2016 Equity Incentive Plan, under which options to purchase 2,249,440 shares are issued and outstanding as of the date of this Agreement. All such outstanding options have been issued in material compliance with state and federal securities laws.

(d) All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in material compliance with all applicable state and federal laws concerning the issuance of securities.

(e) The rights, preferences, privileges and restrictions of the Series B Shares are as stated in the Restated Certificate.

(f) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

(g) All outstanding securities of the Company, including, without limitation, all outstanding shares of the capital stock of the Company, all shares of the capital stock of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction (subject to increase as requested by the Company for compliance with NASD Rule 2711) upon an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Act in a form substantially similar to Section 2.4 of the Investors’ Rights Agreement.

(h) The Series B Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Restated Certificate and applicable law, will be validly issued, fully paid and nonassessable. The Series B

Shares and the Conversion Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investors; provided, however, that the Series B Shares and the Conversion Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in the Rights Agreement. Except as set forth in the Rights Agreement, the Series B Shares and the Conversion Shares are not subject to any preemptive rights or rights of first refusal.

(i) Except for the conversion privileges of the Series B Preferred, the rights provided pursuant to the Rights Agreement and the Right of First Refusal and Co-Sale Agreement or as otherwise described in this Agreement, there are no options, warrants or other rights to purchase any of the Company’s authorized and unissued capital stock.

3.4 Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Rights Agreement, the Voting Agreement and the Right of First Refusal and Co-Sale Agreement (collectively, the “Agreements”) by the Company, the authorization, sale, issuance and delivery of the Series B Shares and the Conversion Shares, and the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Initial Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iii) to the extent the indemnification provisions contained in the Agreements may further be limited by applicable laws and principles of public policy.

3.5 Financial Statements

(a) The Company has delivered to each Investor its audited financial statements as of December 31, 2020 and for the fiscal year ended December 31, 2020 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of June 30, 2021 (the “Balance Sheet Date”) and for the six-month period ended on the Balance Sheet Date (collectively, the “Financial Statements”). The Financial Statements are correct in all material respects and present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein.

(b) Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

(c) Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(d) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.6 Changes. Since the Balance Sheet Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business, that has had a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect;

(c) any waiver by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

(e) any material change or amendment to a material agreement by which the Company or any of its assets or properties is bound or subject that has had a Material Adverse Effect;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder (except with respect to stockholders, as contemplated by the Agreements);

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any key officer of the Company;

(i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(k) to the Company’s knowledge, any other event or condition of any character that has had a Material Adverse Effect; or

(l) any agreement by the Company to do any of the things described in this Section 3.6.

3.7 Agreements; Action.

(a) Except for the Agreements and agreements between the Company and its employees with respect to sales of the Company’s Common Stock, tokens or restricted token units, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments by the Company in excess of, $1,000,000 other than in the ordinary course of the Company’s business or as reflected in the Financial Statements, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) the granting of any rights restricting the development, manufacture, licensing, marketing, sale or distribution of the Company’s products or services or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $500,000 or, in the case of indebtedness and/or liabilities individually less than $500,000, in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) The Company has not entered into any letter of intent, memorandum of understanding or other similar document (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

(e) For the purposes of Section 3.7(b) and Section 3.7(c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.8 Intellectual Property; Ownership.

(a) The Company owns or possesses sufficient legal rights to all copyrights, trade secrets, domain names, licenses (software or otherwise), information, processes and similar proprietary rights, and, to its knowledge (without having conducted any special investigation or patent search), patents, trademarks, service marks and trade names (collectively, “Intellectual Property”) necessary to the business of the Company as presently conducted and as proposed to be conducted without any violation with or infringement of the rights of others. The Schedule of Exceptions contains a complete list of Intellectual Property registrations and applications of or exclusively licensed to the Company. Except for agreements with its own employees or consultants, standard end-user license agreements and support/maintenance agreements, there are no outstanding options, licenses or agreements relating to the Company’s Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. The Company has not received any written communication alleging that the Company has violated or, by conducting its business as currently conducted, would violate any of the Intellectual Property of any other person or entity, nor is the Company aware of any basis therefor.

(b) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted.

(c) Neither the execution nor delivery of this Agreement or the Agreements, nor the carrying on of the Company’s business by the employees of the Company, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

(d) To the extent the Company uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses, the Company is in compliance with the terms of any such licenses, and the Company is not required (and, even if it distributed its software, would not be required) under any such license to (a) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (b) distribute or make available any of the Company’s proprietary software or intellectual property (or to permit any such distribution or availability).

3.9 Proprietary Information and Invention Assignment. Each current and former employee of the Company has executed a confidential information and invention assignment agreement, substantially in the form made available to the Investors. No such employee has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s confidential information and invention assignment agreement. Each current and former consultant to the Company has entered into an agreement containing appropriate confidentiality and invention assignment provisions. To the knowledge of the Company, no officer, employee or consultant of the Company is in violation of such confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any other corporation or third party.

3.10 Title to Properties and Assets; Liens. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(iv) above.

3.11 Compliance with Other Instruments. The Company is not in violation, conflict or breach of any term of its certificate of incorporation or bylaws, each as amended to date, or, to the Company’s knowledge, in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound which would have a Material Adverse Effect. To the Company’s knowledge, the Company is not in violation of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution and delivery of the Agreements by the Company, the performance by the Company of its obligations pursuant to the Agreements, and the issuance of the Series B Shares and the Conversion Shares, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company’s certificate of incorporation or bylaws, each as amended to date, or any of its agreements, nor, to the Company’s knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

3.12 Litigation. There are no actions, suits, proceedings or investigations pending against the Company or its properties (nor has the Company received notice of any threat thereof) before any court or governmental agency that questions the validity of the Agreements or the right of the Company to enter into them, or the right of the Company to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to the Company, would or could reasonably be expected to have a Material Adverse Effect or result in any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

3.13 Governmental Consent. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Series B Shares and the Conversion Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) filing of the Restated Certificate with the office of the Secretary of State of the State of Delaware, (ii) the filing of such notices as may be required under the Securities Act of 1933, as amended (the “Securities Act”) and (iii) such filings as may be required under applicable state securities laws.

3.14 Offering. Subject to the accuracy of the Investors’ representations and warranties in Section 4, the offer, sale and issuance of the Series B Shares to be issued in conformity with the terms of this Agreement and the issuance of the Conversion Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and any applicable state securities laws.

3.15 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended.

3.16 Corporate Documents. The Restated Certificate and bylaws of the Company are in the form provided to the Investors. The copy of the minute books of the Company provided to the Investors or Investors’ counsel contains complete and correct minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors (and any committee of directors) and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes completely and accurately in all material respects.

3.17 Obligations to Related Parties. No employee, officer, or director of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than for (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company’s Board of Directors, any restricted token units or token plan approved by the Company’s Board of Directors and stock purchase agreements approved by the Company’s Board of Directors). To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly-traded companies that may compete with the Company. To the Company’s knowledge, no Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

3.18 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.19 Registration and Voting Rights. Except as set forth in the Rights Agreement, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.20 Tax Returns, Payments and Elections. The Company has timely filed all tax returns and reports (federal, state and local) as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (“Code”), to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of the Company. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries. The Company is not a party to any contract and/or has not granted any compensation, equity or award that could be deemed deferred compensation subject to the additional twenty percent (20%) tax under Section 409A of the Code, and neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional twenty percent (20%) tax under Section 409A of the Code.

3.21 Employees. To the Company’s knowledge, (i) there are no strike, labor dispute or union organization activities pending or threatened between the Company and its employees and (ii) none of its employees belongs to any union or collective bargaining unit. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee intends to terminate his employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or key employee. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

3.22 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

3.23 Brokers or Finders

The Company has not engaged any brokers, finders or agents, and neither the Company nor any Investor has, nor will incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.24 Disclosure. The Company has fully provided each Investor with all the information that such Investor has requested for deciding whether to purchase the Series B Shares. No certificates made or delivered in connection with this Agreement or the Agreements contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

3.25 No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Series B Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Series B Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

3.26 Real Property Holding Corporation. The Company is not a “real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

3.27 Environmental and Safety Laws. To the Company’s knowledge, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

4.1 No Registration. The Investor understands that the Series B Shares and the Conversion Shares, have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2 Investment Intent. The Investor is acquiring the Series B Shares, and the Conversion Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Series B Shares or the Conversion Shares.

4.3 Investment Experience. The Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that the Investor can protect its own interests. The Investor has such knowledge and experience in financial and business matters so that the Investor is capable of evaluating the merits and risks of its investment in the Company.

4.4 Speculative Nature of Investment. The Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. The Investor can bear the economic risk of the Investor’s investment and is able, without impairing the Investor’s financial condition, to hold the Series B Shares and the Conversion Shares for an indefinite period of time and to suffer a complete loss of the Investor’s investment.

4.5 Access to Data. The Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Agreements, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreements, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. The Investor believes that it has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the Series B Shares and the Conversion Shares. The Investor understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Investor acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. The Investor also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreements; provided, however, that the foregoing shall in no way limit the representations and warranties of the Company in Section 3 hereof, or the right of the Investors to rely thereon.

4.6 Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

4.7 Residency. The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the Schedule of Investors and/or the signature pages hereto.

4.8 Rule 144. The Investor acknowledges that the Series B Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about the Company; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. The Investor understands that the current public information referred to above is not now available and the Company has no present plans to make such information available. The Investor acknowledges and understands that notwithstanding any obligation under the Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Series B Shares or the Conversion Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. The Investor acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Series B Shares or the underlying Common Stock. The Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.9 No Public Market. The Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

4.10 Authorization

(a) The Investor has all requisite power and authority to execute and deliver the Agreements, to purchase the Series B Shares hereunder and to carry out and perform its obligations under the terms of the Agreements. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreements, and the performance of all of the Investor’s obligations under the Agreements, has been taken or will be taken prior to the Closing.

(b) The Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Agreements may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c) No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreements by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.11 Brokers or Finders. The Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreements.

4.12 Tax Advisors. The Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, the Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral; provided, however, that the foregoing shall in no way limit the representations and warranties of the Company in Section 3 hereof, or the right of the Investors to rely thereon. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

4.13 Further Representations by Foreign Investors. If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Investor hereby represents that he, she or it has satisfied himself, herself or itself as to the full observance of the laws of his, her or its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within such jurisdiction for the purchase of the Series B Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series B Shares. The Investor’s subscription and payment for, and his, her or its continued beneficial ownership of the Series B Shares, will not violate any applicable securities or other laws of their jurisdiction.

4.14 Legends. The Investor understands and agrees that the certificates evidencing the Series B Shares or the Conversion Shares, or any other securities issued in respect of the Series B Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Agreements or under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

4.15 No “Bad Actor” Disqualification Events

Neither (i) the Investor, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Investor is subject to any Disqualification Event (as defined in Section 3.27), except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

4.16 Exculpation Among Investors

. Each Investor acknowledges that it is not relying upon any individual, corporation, partnership, trust, limited liability company, association or other entity (“Person”), other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Investor agrees that neither any Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Series B Shares.

SECTION 5

CONDITIONS TO INVESTORS’ OBLIGATIONS TO CLOSE

Each Investor’s obligation to purchase the Series B Shares at a Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the applicable Investor purchasing the Series B Shares in such Closing:

5.1 Representations and Warranties. Except as set forth in or modified by the Schedule of Exceptions, the representations and warranties made by the Company in Section 3 shall be true and correct in all respects as of the date of the Initial Closing.

5.2 Covenants. The Company shall have performed or complied with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing in all respects.

5.3 Blue Sky. The Company shall have obtained all necessary “blue sky” law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series B Shares and the Conversion Shares.

5.4 Restated Certificate. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

5.5 Rights Agreement. The Company and the Investors (each as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

5.6 Voting Agreement. The Company, the Key Holders and the Investors (each as defined in the Voting Agreement) shall have executed and delivered the Voting Agreement.

5.7 Right of First Refusal and Co-Sale Agreement. The Company, the Key Holders and the Investors (each as defined in the Right of First Refusal and Co-Sale Agreement) shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

5.8 Token Warrant. The Company and each Investor, who elects to receive a warrant, shall have executed and delivered a warrant in substantially the form attached hereto as Exhibit G, for the purchase of Stacks tokens from the Company by such Investor.

5.9 Closing Deliverables. The Company shall have delivered to the Investors or counsel to the Investors the following:

(a) a certificate executed by the Chief Executive Officer of the Company on behalf of the Company, in substantially the form attached hereto as Exhibit H, certifying the satisfaction of the conditions to closing listed in Sections 5.1 and 5.2; and

(b) a certificate of the Company executed by the Company’s Secretary, in substantially the form attached hereto as Exhibit I, attaching and certifying to the truth and correctness of (1) the Restated Certificate, (2) the bylaws and (3) the board and stockholder resolutions adopted in connection with the transactions contemplated by this Agreement;

(c) a certificate of the Secretary of State of the State of Delaware, dated as of a date within ten days of the date of the Initial Closing, with respect to the good standing of the Company; and

(d) a certificate of the Secretary of State of the State of New York, dated as of a date within ten days of the date of the Initial Closing, with respect to the good standing of the Company.

5.10 Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for the performance by the Company of its obligations pursuant to the Agreements.

5.11 Opinion of Company Counsel. Each Investor shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit J.

5.12 Proprietary Information Agreements. Each employee of the Company shall have entered into a Proprietary Information and Inventions Agreement, and each consultant to the Company shall have entered into a Consulting Agreement, substantially in the form previously provided or made available to the Investors.

SECTION 6

CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to sell and issue the Series B Shares at each Closing is subject to the fulfillment on or before such Closing of the following conditions, unless waived by the Company:

6.1 Representations and Warranties. The representations and warranties made by the Investors in such Closing in Section 4 shall be true and correct in all respects when made and shall be true and correct in all material respects as of the date of such Closing.

6.2 Covenants. The Investors shall have performed or complied with all covenants, agreements and conditions contained in the Agreements to be performed or complied with by the Investors on or prior to the date of such Closing in all respects.

6.3 Compliance with Securities Laws. The Company shall be satisfied that the offer and sale of the Series B Shares and the Conversion Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws (including receipt by the Company of all necessary blue sky law permits and qualifications required by any state, if any).

6.4 Restated Certificate. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

6.5 Rights Agreement. The Investors (each as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

6.6 Voting Agreement. The Common Holders and the Investors (each as defined in the Voting Agreement) shall have executed and delivered the Voting Agreement.

6.7 Right of First Refusal and Co-Sale Agreement. The Common Holders and the Investors (each as defined in the Right of First Refusal and Co-Sale Agreement) shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

6.8 Consents and Waivers. The Company and the Investors shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreements.

6.9 Proceedings and Documents. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement, and all instruments and other documents relating to such transactions, shall be reasonably satisfactory in form and substance to the Company, and the Company shall have been furnished with such instruments and documents as it shall have reasonably requested.

SECTION 7

MISCELLANEOUS

7.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding a majority of the Common Stock issued or issuable upon conversion of the Series B Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Investors purchasing shares in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 2.1 without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities. Each Investor acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the Series B Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or any other holder of Company securities) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any other holder of any Series B Shares or Conversion Shares, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such Series B Shares or Conversion Shares for which the Company has contact information in its records; or

(c) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 101 W. 23rd Street, Suite 224, New York, NY 10011, or at such other current address as the Company shall have furnished to the Investors, with a copy (which shall not constitute notice) to Melissa Rick, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Rd, Palo Alto, CA 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, (iii) if sent via facsimile, upon confirmation of facsimile transfer or (iv) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor or other security holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s Restated Certificate or bylaws by (i) facsimile telecommunication to the facsimile number set forth on 0 (or to any other facsimile number for the Investor or other security holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on 0 (or to any other electronic mail address for the Investor or other security holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor or other security holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor or other security holder. This consent may be revoked by an Investor or other security holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

7.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York as applied to agreements entered into among New York residents to be performed entirely within New York, without regard to principles of conflicts of law.

7.4 Brokers or Finders. The Company shall indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 3.25, and each Investor agrees to indemnify and hold harmless the Company and each other Investor from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Company, any other Investor or any of their constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 4.11.

7.5 Expenses. The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

7.6 Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

7.7 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.8 Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.9 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.10 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.11 Aggregation of Stock. All shares of the Series B Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.13 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, PDF, DocuSign or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.14 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in New York County, New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York).

7.15 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.16 Attorney’s Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.17 Waiver of Potential Conflicts of Interest. Each of the Investors and the Company acknowledges that WSGR may have represented and may currently represent certain of the Investors. In the course of such representation, WSGR may have come into possession of confidential information relating to such Investors. Each of the Investors and the Company acknowledges that WSGR is representing only the Company in this transaction. Each of the Investors and the Company understands that an affiliate of WSGR may also be an Investor under this Agreement. Pursuant to Rule 1.7 of the Rules of Professional Conduct promulgated by the New York State Bar Association, an attorney must avoid representations in which the attorney has or had a relationship with another party interested in the representation without the informed written consent of all parties affected. By executing this Agreement, each of the Investors and the Company hereby waives any actual or potential conflict of interest which may arise as a result of WSGR’ s representation of such persons and entities, WSGR’ s possession of such confidential information and the participation by WSGR’ s affiliate in the financing. Each of the Investors and the Company represents that it has had the opportunity to consult with independent counsel concerning the giving of this waiver.

(signature page follows)

The parties are signing this Series B Preferred Stock Purchase Agreement as of the date stated in the introductory clause.

COMPANY:

HIRO SYSTEMS PBC

By:	/s/ Alex Miller
Name: Alex Miller
Title: Chief Executive Officer

[Signature Page to the Series B Preferred Stock Purchase Agreement]

The parties are signing this Series B Preferred Stock Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Series B Preferred Stock Purchase Agreement]

The parties are signing this Series B Preferred Stock Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Series B Preferred Stock Purchase Agreement]

The parties are signing this Series B Preferred Stock Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Series B Preferred Stock Purchase Agreement]

The parties are signing this Series B Preferred Stock Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Series B Preferred Stock Purchase Agreement]

The parties are signing this Series B Preferred Stock Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Series B Preferred Stock Purchase Agreement]

Exhibit A

SCHEDULE OF INVESTORS

[***]

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

[***]

Exhibit C

INVESTORS’ RIGHTS AGREEMENT

[***]

Exhibit D

VOTING AGREEMENT

[***]

Exhibit E

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

[***]

Exhibit F

SCHEDULE OF EXCEPTIONS

[***]

Exhibit G

TOKEN WARRANT

[***]

Exhibit H

HIRO SYSTEMS PBC

COMPLIANCE CERTIFICATE

[***]

Exhibit I

HIRO SYSTEMS PBC

SECRETARY’S CERTIFICATE

[***]

Exhibit J

OPINION OF COUNSEL TO THE COMPANY

[***]